Exhibit 5.13

CONSENT

To: Mayfair Gold Corp. (the “Company”)

Re: Registration Statement on Form F-10 of the Company

T. Maunula & Associates Consulting Inc. is an author of the report titled “Fenn-Gib Gold Project NI 43-101 Technical Report and Pre-Feasibility Study, Ontario, Canada” with a report date of January 14, 2026, with an effective date of December 19, 2025 (the “PFS”), originally prepared for the Company.

T. Maunula & Associates Consulting Inc. understands that the Company wishes to make reference to its name and the PFS in the Registration Statement on Form F-10 and any amendments or supplements and/or exhibits thereto or the documents incorporated by reference therein (collectively, the “Form F-10”). T. Maunula & Associates Consulting Inc. further understands that the Company wishes to use extracts and/or information from the PFS in the Form F-10. T. Maunula & Associates Consulting Inc. has been provided with a copy of the Form F-10 and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form F-10, T. Maunula & Associates Consulting Inc. does hereby consent to:

•	the use of, and references to, its name, including its status as an expert or “qualified person”;

•	the use of, and references to, the PFS in the Form F-10; and

•	the use, in the Form F-10, of any quotation from, or summarization of, or extracts and information from the PFS, or portions thereof, that were prepared by T. Maunula & Associates Consulting Inc., that T. Maunula & Associates Consulting Inc. supervised the preparation of and/or that T. Maunula & Associates Consulting Inc. has reviewed and approved.

Dated: April 15, 2026

T. Maunula & Associates Consulting Inc.

By:	/s/ Tim Maunula
Tim Maunula, P.Geo.